M-WAVE ANNOUNCES STRATEGIC ACQUISITION

PURCHASING ASSETS OF JAYCO VENTURES, INC.

Management Forecasts Revenue to Nearly Double in 2005 as Company

Enters the High-Growth Direct Broadcasting Satellite Components Market

WEST CHICAGO, IL.-- February 28, 2005 --M-Wave, Inc. (NASDAQsc: “MWAV”), a supply chain services and virtual distributor of printed circuit boards and custom electronic components sourced domestically and from Asia announced today the acquisition of substantially all the assets of Jayco Ventures Inc. [www.jviparts.com]  (“JVI”) for approximately $1.4 million.

M-Wave, Inc. forecasts its revenues of $17.4 million (unaudited) in 2004 that may rise to approximately $34.6 million for 2005, or nearly double, with the addition of 10 months of JVI projected revenues approximately $15.3 million.

Concurrently with the acquisition, M-Wave will split into two operating units.  The Company’s existing printed circuit board and related custom component business will become known as M-Wave EMG [Electro-Mechanical Group] under its newly named divisional president, Bob Duke, M-Wave’s current VP of Sales and Marketing.

JVI assets will be operated by the newly-formed subsidiary of M-Wave, Inc., M-Wave DBS [Digital Broadband Services], which acquired JVI, and will do business as JVI Technologies under newly named president Jason Cohen who founded JVI.  Mr. Cohen and Joshua Blake, formerly EVP, directing engineering at JVI, who was named executive vice president of operations for the new company, have been given three year employment contracts with M-Wave DBS that provide base compensation, incentive pay based on revenue increases annually and five year stock options granted by M-Wave, Inc. under its 2003 Stock Incentive Plan, with exercise at current market rate.

“This is what we’ve been saying to our shareholders and the public for some time, when we stated that M-Wave would grow inorganically in 2005. We were indeed fortunate to find an acquisition where the blending of customers, employees, product, and services fit so well,” commented Jim Mayer, M-Wave’s Chief Executive Officer.

Since the inception of Direct Broadcasting Satellite industry (“DBS”) in 1991, JVI provided a wide range of mid-priced products to the rapidly growing home and commercial installation industry, and responded to the constant technological demands by “virtually” manufacturing proprietary connective, signal splitting and attenuation parts domestically or in Asia, including TrunkLine Millenium™ and JVI’s branded products. The company’s management has, for over 10 years, been directly involved developing the industry standards from residential to commercial SMATV (Head end), MDU and L-Band installations. JVI products meet or exceed the specifications required by DIRECTV®, DISH NETWORK®, SKY®, STAR CHOICE®, and many other global satellite providers.

“We are really positive about JVI’s products and that their team fits so well with our existing business model and that together we can grow and diversify our product lines significantly through global sourcing and virtual distribution in exciting growth industries like Satellite. Our existing experience in broadband and telecom fit very nicely with what Jason and Josh bring to us,” stated Joe Turek, M-Wave, Inc. President and Chief Operating Officer.

Further commenting on the acquisition, Jason Cohen, JVI’s former principal stated, "I am very excited about what M-Wave brings to the Satellite Industry. They have a fresh approach to supply chain management that could change the market when combined with our proven product offerings that allow customers to work through annual forecast purchasing and strategic stocking agreements. We look forward to being a part of the New Wave team.” He further added, “M-Wave’s prowess in Asian markets and our joint engineering capabilities will no doubt lead to exciting new products for our customers and ultimately deliver value for the Company’s stakeholders.”

 “We have forecasted our pre-acquisition revenues growing to approximately $19.1 million in 2005 with operating income of approximately $200,000-250,000. But taking into account 10 months of projected, combined operations for both the DBS and the EMG units, we now estimate approximately $34.6 million in revenues, and operating income approximately $400,000-500,000 for 2005,” reported CEO Jim Mayer.

About M-Wave Inc.

Established in 1988 and headquartered in the Chicago suburb of West Chicago, M-Wave is a value-added service provider of high performance circuit boards and a virtual distributor of custom and engineered electronic components imported on behalf of middle market OEM’s and CM’s. The company's products are used in a wide range of telecommunications and industrial electronics products.  M-Wave services customers in a variety of industries spanning warning devices to irrigation equipment and wireless infrastructure in the telecom sector to components found in consumer products. It additionally offers supply chain services and financing for its middle market customers including strategic stocking, in-plant stores, third-party logistics, consignments and agency procurement programs both on a domestic and international basis.  The company trades on the NASDAQ Small Cap market under the symbol MWAV. M-Wave's website is located at www.mwav.com. M-Wave DBS, Inc. doing business as JVI Technologies can be found at www.jviparts.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by M-Wave's periodic filings. Actual results may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of M-Wave's projected operating results, the achievement of efficient volume production and related sales revenue, the ability to integrate acquired companies into M-Wave’s existing business, and the ability of M-Wave to identify and successfully pursue other business opportunities.  Additional information with respect to the risks and uncertainties faced by M-Wave may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the company's filings with the Securities and Exchange Commission including M-Wave's Report on Form 10-K for the period ended December 31, 2003, Forms 10-QSB, and other SEC filings.

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